Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

We have issued our reports dated March 12, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Intertape Polymer Group Inc. on Form 20-F for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Stock Option Plan for Employees and Consultants of Intertape Polymer Group Inc. of the aforementioned reports.

Montreal, Canada
April 1, 2020
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1 CPA auditor, CA, public accountancy permit No. A121855